PROMISSORY NOTE

$100,000.00 February 7, 2014

Placer Creek Mining Company, an Idaho corporation ("PRCK") (as the Maker"), hereby acknowledge receipt of One Hundred ThousandThousand Dollars as a loan from Genesis Financial, Inc.("Holder"). Maker promises to pay, in lawful money of the United States of America, to the order of Holder the principal sum of One HundredThousand Dollars ($100,000.00) with interest on the unpaid principal balance at the rate of five percent (5%) per annum.

1. Payment. The entire principal balance of this Note and all unpaid accrued interest and fees thereon shall be due and payable on March 31, 2014 (the "Maturity Date"). All payments made shall be applied first to the payment of accrued interest; second, at the option of the Holder hereof, to the payment of loan fees, attorneys' fees and collection costs; and third, to reduction of the then unpaid principal balance of this Note.

2. Prepayment. This Note may be prepaid in whole or in part, at the election of Maker. If the Maker elects to prepay the Note, the Holder will have earned the entire amount of the loan fee.

3. Roll-over. At anytime in which any portion of the Note is outstanding the Holder may elect to convert any or all the amount due under the Note into the current equity private placement of the Maker.

4. Default and Default Interest. The occurrence of anyone or more of the following events will constitute a default by Maker under this Note (hereinafter referred to as an "Event of Default"'):

(a) Failure by Maker to pay any portion of the indebtedness evidenced hereby when due; or

(b) Failure by Maker to perform, observe and satisfy all other terms, covenants, conditions and agreements set forth in this Note; or

(c) Admission by Maker of Maker's inability to pay debts generally as they become due; or

(d) Maker, pursuant to or within the meaning of the Bankruptcy Code, Title 11 U.S.C., or any other present or future federal, state or other common law, case law, statute or regulation relating to bankruptcy, insolvency, appointment of receivers or custodians, dissolution or relief for debtors, commences a voluntary case or consents to the entry of any order for relief against it in an involuntary case, or consents to the

appointment of a receiver, trustee, liquidator, custodian or other party serving a similar function, or makes a general assignment for the benefit of creditors.

If an Event of Default occurs, and so long as the Event of Default continues, the entire principal balance, all accrued interest, and all other amounts payable under the Note shall, at Holder's option, be immediately due and payable and Holder may exercise any and all other rights or remedies available to it, under this Note at law or in equity. In addition, all amounts payable under this Note shall bear interest from the date of such Event of Default at twelve percent (12%) per annum (the "Default Rate"). Such default interest shall be payable on demand. Holder's failure to exercise any right or remedy shall not be a waiver of the right to exercise the same. The foregoing remedies shall be in addition to all other rights and remedies of Holder under the Note or at law or in equity.

5. Cumulative Remedies. The rights and remedies of Holder under this Note at law or in equity, shall be cumulative and concurrent, may be pursued singly, successively or together against Maker. A failure by Holder to exercise its option to accelerate this Note upon the occurrence of a default or to exercise any other rights to which it may be entitled shall not constitute a waiver of the right to exercise such option or any such rights in the event of a continuation of the default or in the *event* of any subsequent default, whether of the same or a different nature.

6. No Waivers. No failure to accelerate the debt evidenced hereby by reason of default hereunder, acceptance of a partial or past due payment, or indulgences granted from time to time shall be construed as a waiver of any such right of acceleration or the right of Holder thereafter to insist upon strict compliance with the terms of this Note, or to prevent the exercise of such right of acceleration or any other right granted hereunder by any applicable laws. No extension of the time for payment of this Note or any installment due hereunder, made by agreement with any person now or hereafter liable for the payment of this Note, shall operate to release, discharge, modify, change or affect the original liability of Maker under this Note, either in whole or in part unless Holder agrees otherwise in writing.

7. Transfer: Obligations Binding on Successors. Maker may not transfer any of his rights, duties, or obligations under this Note without the prior written consent of Holder.

This Note, and the duties set forth in the Note, shall bind Maker and his heirs and devisees.

8. Governing Law. This Note will be construed and the rights, duties and obligations of the parties will be determined in accordance with the laws of the State of Idaho without regard to its choice of law provisions. Holder and Maker hereby consent to the exclusive personal jurisdiction of the state and federal courts located in Shoshone County, State of Idaho, for purposes of enforcement of this Note and the resolution of any disputes arising under or related to this Note.

9. Collection Expenses. Maker shall reimburse Holder on demand for all legal fees and other costs and expenses incurred in collecting or enforcing this Note, in protecting or realizing on any collateral, or in otherwise protecting or enforcing Holder's rights under this Note. All such costs, expenses and fees shall bear interest from the date of disbursement at the Default Rate.

10. Assignment of Note by Holder. The term "Holder" shall include any subsequent holder of or participant in this Note. Holder may assign the Note in whole or in part. Holder may make available to any proposed assignee or participant all credit and financial data with respect to Maker as may be in the possession of Holder. Maker agrees to provide any additional information that any proposed assignee or participant may reasonably request.

11. Miscellaneous. Maker waives presentment for payment, demand, protest and notice of demand, protest and nonpayment, and all other notices required by law, except as specifically set forth in this Note. If from any circumstances whatsoever, fulfillment of any provision of this Note, at the time performance of such provision is due, involves exceeding the legal limit on interest under any applicable usury statute or any other applicable statute, law or regulation, then the interest accruing shall be reduced to the limit prescribed by such usury statute or other statute, law or regulation. Time is of the essence of this Note and of the payments and performances under this Note.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY. EXTEND CREDIT. OR TO FORBEAR FROM ENFORCING PAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER IDAHO LAW.

Executed as of day and year first above written.

MAKER: Placer Creek Mining Company

By______________________

Michael Lavigne, Its President